Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, Joint Stock Company Kaspi.kz had one class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, due to their listing on the Nasdaq Global Select Market: American Depositary Shares (“ADSs”), each representing one common share, no par value. References herein to “we,” “us,” “our” and the “Company” refer to Joint Stock Company Kaspi.kz and not to any of its subsidiaries.

DESCRIPTION OF SHARE CAPITAL AND CHARTER

The following is a summary of certain provisions of our charter and Kazakhstan law insofar as they relate to the material terms of our common shares. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of our charter, a copy of which is filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as Exhibit 1.1 to our annual report on Form 20-F, and Kazakhstan law.

Share Capital

As of December 31, 2025, our authorized share capital consisted of 216,742,000 common shares, no par value, of which 199,500,000 were issued and fully paid. As of December 31, 2025, 190,227,932 common shares were outstanding, respectively, with 9,272,068 common shares in treasury, respectively.

Summary of the Charter

Our charter was approved by the General Meeting of shareholders of the Issuer on November 19, 2024. The charter provides that the Company’s purpose, among others, is to engage in the investment-financing activities, finance consulting, and other activities not prohibited by the laws of Kazakhstan and required for the Company. The Company’s main objects and activities are set out in full in Section 3 of the charter.

Common Shares

General

There are no limitations on the rights to own our common shares, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our common shares under Kazakhstan law or our charter, other than those discussed below.

Under the Banking Law, companies registered in the so-called “offshore zones” cannot directly or indirectly own, use or dispose of voting shares of a Kazakhstan-resident bank unless such Kazakhstan-resident bank is a subsidiary of a non-resident bank and such non-resident bank has the minimum required rating from one of the rating agencies determined by the Agency of the Republic of Kazakhstan for Regulation and Development of the Financial Market ("ARDFM"). The offshore zones are listed in the Resolution of the Management Board of the ARDFM No. 8 dated February 24, 2020 and include the following countries and territories: Principality of Andorra; State of Antigua and Barbuda; Commonwealth of the Bahamas; Barbados State; State of Belize; State of Brunei Darussalam; Republic of Vanuatu; Republic of Guatemala; State of Grenada; Republic of Djibouti; Dominican Republic; the Canary Islands (Spain); Macau Special Administrative Region (People’s Republic of China); Federal Islamic Republic of Comoros; Republic of Costa Rica; Labuan enclave (Malaysia); Republic of Liberia; Madeira Islands (Portugal); Republic of Maldives; Republic of Malta; Republic of Marshall Islands; Union of Myanmar; Republic of Nauru; Aruba and the dependent territories of the Antilles (Netherlands); Federal Republic of Nigeria; Cook Islands and Niue (New Zealand); Republic of Palau; Republic of Panama; Independent State of Samoa; Republic of Seychelles; State of Saint Vincent and the Grenadines; Federation of Saint Kitts and Nevis; State of Saint Lucia; Anguilla Islands, Bermuda, British Virgin Islands, Gibraltar, Cayman Islands, Montserrat Island, Turks and Caicos Islands, the Channel Islands of Sark and Alderney, South Georgia Island, South Sandwich Islands and Chagos Island (United Kingdom); U.S. Virgin Islands,

Wyoming, Guam and the Commonwealth of Puerto Rico (United States); Kingdom of Tonga; Republic of the Philippines; Republic of Montenegro; Democratic Republic of Sri Lanka; United Republic of Tanzania; Commonwealth of Dominica; Cooperative Republic of Guyana; Lebanese Republic; Islamic Republic of Mauritania; Mariana Islands; City of Tangier (Kingdom of Morocco); Republic of Suriname; Republic of Trinidad and Tobago; Sovereign Democratic Republic of Fiji; Kerguelen Islands, French Guiana and French Polynesia (France); and Jamaica.

As the Company is a “Bank Holding” for the purposes of the Banking Law that indirectly holds the voting shares of Kaspi Bank, an entity listed above is prohibited from holding any of our voting shares. Accordingly, any entity registered in a restricted “offshore zone” that holds ADSs will not be able to receive delivery of common shares upon surrender of ADSs and will not be able to hold or dispose of common shares. Further, under Kazakhstan law, any entity that holds ADSs and that is registered in a restricted “offshore zone” will not be entitled to exercise any voting rights in respect of such ADSs at general shareholders’ meetings.

In addition, an individual or a legal entity cannot directly or indirectly own shares in a Kazakhstan bank exceeding a certain threshold established by the Banking Law without prior written consent of the ARDFM (see “Item 4. Information on the Company—B. Business Overview—Regulation—Regulation of Banking Activities—Acquisition of Shares of Kazakhstan Banks” of the annual report on Form 20-F).

Voting Rights

Subject to any rights or restrictions attached to any class of shares by or in accordance with our charter or the Law of the Republic of Kazakhstan No. 415-II “On Joint Stock Companies” dated May 13, 2003, as amended (the “JSC Law”), each holder of voting shares present at the meeting of shareholders, whether in person or by proxy, has:

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one vote on all procedural issues decided by the meeting of shareholders; and
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one vote per each fully paid share of which he is the holder, on all substantive issues decided by the meeting of shareholders (except in the case of electing the directors, where the number of votes such holder has is equal to the number of fully paid shares of which he is the holder multiplied by the number of directors being elected at such a meeting).

A resolution of shareholders in writing is not effective without a quorum, which requires the attendance of persons holding 50% or more of the voting share capital or, for a repeated meeting called due to the absence of the 50% quorum, persons holding 40% or more of the voting share capital. No holder of our common shares has voting rights that differ from those of any other holder of our common shares.

Under Kazakhstan law, a holder of ADSs will not be entitled to exercise any voting rights in respect of such ADSs through the depositary at shareholder meetings unless such holder discloses its identity to the Central Depository. See “—Disclosure of Interests in Shares” below and “Item 3. Key Information—D. Risk Factors—Risks relating to Our Legal and Regulatory Framework—Disclosure requirements and voting procedures under Kazakhstan law may restrict voting rights” of the annual report on Form 20-F.

Dividends

We may only pay out dividends of the profits as shown in our adopted annual IFRS accounts. Our net income must be distributed in accordance with the procedure provided for by Kazakhstan law, our charter and our Corporate Governance Code. See “Item 8.A—Consolidated Statements and Other Financial Information—Dividend Policy” of the annual report on Form 20-F.

Pre-emptive Rights

Under the JSC Law, our shareholders have a pre-emptive right to acquire newly placed shares (including newly issued shares or shares previously repurchased by us) or other securities convertible into common shares, except for shares placed as a result of joinder of another company to the Company. Holders of common shares have pre-emptive rights for common shares or for securities convertible into common shares and holders of preferred shares have pre-emptive rights for preferred shares.

Within 10 calendar days of the date on which we adopt a resolution to place a specified number of shares, we must make an offer to each existing shareholder (either by written notification or by way of publication in the mass media) for the shareholder to acquire the shares pro rata to its shareholding at the placement price. Each shareholder then has 30 calendar days from the date of such notification or publication to apply to acquire shares (i.e., to exercise its pre-emptive right). Upon the expiry of such period, the right to apply will lapse. Where a shareholder applies to acquire shares, the shareholder then has 30 calendar days from the date of the application to pay for the shares being acquired, unless provided otherwise in the charter. If no payment is made upon the expiry of such period, the application is deemed to be void.

The board of directors has the right to approve the placement of shares or other securities convertible into common shares without the pre-emptive rights procedure in the following cases: payment of remuneration to the members of the board of directors in shares or other securities convertible into common shares; provision of incentive awards to employees of the Company in the form of shares or other securities convertible into common shares; and initial placement of shares or depositary receipts on a Kazakhstan or foreign stock exchange. The procedure, maximum number and terms of placement of shares or other securities convertible into common shares without the pre-emptive rights procedure may be determined by the resolution of the general meeting of shareholders.

Variation of Rights

The JSC Law provides for two types of shares for a joint-stock company: common and preferred. Each type has attached to it the rights set out in the JSC Law. These rights may be extended by a company’s charter, but these rights cannot be restricted. Our charter does not extend such rights.

A holder of our common shares has the right:

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to participate in the management of the company in the manner provided for under the JSC Law or our charter;
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to receive dividends;
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to familiarize him or herself with the financial statements of the company and to receive information on its activities using the procedure established at the general meeting of shareholders or in our charter (except for the information that is, among other things, publicly available on the website of the depository of financial statements or requested repeatedly within the last three years or related to the periods of the company’s activity preceding the date of the shareholder’s request by more than three years);
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to receive extracts from the Central Depository or, if appropriate, a nominee holder confirming the shareholder’s ownership right to the securities;
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to propose to a general meeting of shareholders candidates for election to the board of directors;
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to challenge in court the resolutions adopted by the governing bodies of the company;
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to file with the company written requests for information regarding its activities and to receive a response from the company within 30 calendar days of the date of the filing of such request;
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to receive part of the company’s assets in the event of liquidation;
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of pre-emption to acquire common shares or other securities convertible into shares in the manner established under the JSC Law;
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to participate in the adoption of resolutions by the general meeting of shareholders in respect of a change in the amount or type of the shares in the manner established under the JSC Law; and

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if such shareholder or a group of shareholders holds 5% or more of our voting shares to:
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file a claim with a court seeking compensation in favor of the company for losses caused by the company’s officials, as well as a return to the company, by the officials or their affiliates, of the profit or income received by them as a result of adopting a resolution that proposes entry into Major Transactions (as defined below) or related party transactions;
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propose to the board of directors to include additional matters to the agenda of the general meeting of shareholders; and
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receive information on the amount of yearly remuneration of each member of the board of directors or the management board, in the manner established under the JSC Law, provided that the following conditions are simultaneously met: (i) determination by the court of the fact of deliberately misleading the company’s shareholders by the respective member of the board of directors or the management board of the company in order to obtain profit (income) by such member of the board of directors or the management board, or their affiliated persons; and (ii) if it is proved that unfair actions or inaction of the respective member of the board of directors or the management board resulted in a loss being incurred by the company.

In addition to the above, a major shareholder, being any shareholder or group of shareholders representing not less than 10% of the voting shares (individually or collectively) (a “Major Shareholder”) has the right:

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to request the convening of an extraordinary general meeting of shareholders, or to file a claim with the court seeking the same where the board of directors refuses to convene a general meeting of shareholders;
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to request to call a meeting of the board of directors of the company; and
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to request that an audit of the company be performed at the expense of the relevant Major Shareholder.

Distributions to Shareholders on Liquidation

In the event of liquidation, the property of the company which is available after the satisfaction of the creditors’ claims is distributed among the shareholders in the following order of priority:

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first—payments for shares which must be repurchased pursuant to the JSC Law;
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second—payments of accrued and outstanding dividends on preferred shares; and
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third—payments of accrued and outstanding dividends on common shares.

If the property of the liquidated company is insufficient to pay the accrued and outstanding dividends on preferred shares, such property is distributed among the holders of preferred shares in proportion to the number of shares held by them. The remaining property of the company is distributed among the holders of shares in proportion to the number of shares held by them subject to the JSC Law’s requirement that holders of preferred shares have a priority right to receive dividends and a share in the joint-stock company’s property in the event of its liquidation.

Exchange of Shares

The JSC Law and our charter permit us to issue common and preferred shares. We may exchange our placed shares of one type to shares of another type. The general meeting of shareholders has the exclusive authority to determine any exchange of shares, including as to the terms, timing and procedure of such exchange.

Split of Shares

Under the JSC Law, a general meeting of shareholders has the power to approve the split of our shares with indication of the type of shares to be split, split ratio, the timing for the split and other information. In the event of the split of common shares, the company must carry out the split of preferred shares based on the same ratio used for split of common shares and reduce the guaranteed amount of dividend on preferred shares. In the event of the split of preferred shares, we must carry out the split of common shares based on the same ratio used for split of preferred shares and reduce the guaranteed amount of dividend on preferred shares. Following the split, we must submit amendments to the report on the results of the placement of shares to the ARDFM. The split of shares does not lead to a change in the size of the authorized capital of the company. If the total amount of authorized shares is not sufficient to carry out the split, we must increase the number of our authorized shares by a resolution of the general meeting of shareholders.

Unpaid Shares and Repurchased Shares

The JSC Law states that, until a share has been paid in full, such share cannot be placed, and the respective company must refrain from instructing that the share be credited to the personal account of the would-be acquirer. Instead, the share is credited to the personal account of the company with the Central Depository. Shares which have been repurchased by a company are credited to another special account of the company with the Central Depository. No dividends accrue or are payable on unplaced shares or shares repurchased by us, and such shares are not counted for the purposes of determining a quorum and do not carry the right to vote.

Transfer of Shares

To transfer a share, the shareholder (or its representative) must sign a written order and submit it to the Central Depository or nominee holder for execution or, in the alternative, give suitable electronic instructions as permitted by law. The Central Depository or nominee holder will execute a sell order by pairing it with a buy order signed by the buyer (or its representative), and vice versa. All dealings with the shares must be registered by making entries in the relevant personal accounts in the registry system or the nominee holder’s books. Legal title to a share passes at the moment when the transaction is so registered (unless each party to the transaction has a different nominee holder, in which case legal title passes at the moment when the transaction is registered in the personal accounts of each nominee holder with the Central Depository). An extract from the personal account of a shareholder in the registry system or a nominee holder’s books is evidence of that holder’s legal right to a share. The Central Depository or a nominee holder can refuse to register a transaction if the documents submitted do not conform to legislative requirements. Additionally, the ARDFM has the right (by notifying the relevant issuer and the Central Depository) to suspend trading in securities by blocking all or certain personal accounts in the registry or nominee holder systems if legal requirements establishing the rights and interests of shareholders when acquiring securities or the terms and procedures for trading securities have been violated.

A fee will ordinarily be payable to the Central Depository or nominee holder for registering the transfer of shares, under contractual terms.

Alteration of Capital

We may from time to time, by a three-quarters vote of the total number of outstanding voting shares, increase our authorized share capital. Our board of directors may place the shares within the permitted authorized number of shares. Any resolution of the board of directors on the placement of shares must state the number, the price and the manner of placement of the shares.

Buyback of Shares

Subject to the JSC Law and Law of the Republic of Kazakhstan No. 461-II “On Securities Market” dated July 2, 2003, as amended (the “Securities Market Law”), and without prejudice to any relevant special rights attached to any class of shares, we may purchase any of our shares of any class in any way and at any price (whether at par or otherwise). Such shares will be credited to our account with the Central Depository.

We cannot purchase any of our shares which are being placed in a primary offering. Any purchase by us must be effected with the consent of the relevant selling shareholder using a valuation method that has been approved during incorporation of the Company by a meeting of the Company’s founders or later amended by a general meeting of shareholders, other than a purchase effected through a stock exchange by way of an open-market trade. In certain circumstances provided for by the JSC Law, and subject to certain conditions set out in the JSC Law, we must repurchase shares held by a shareholder within 30 days of receiving a duly formalized request from such shareholder.

In both cases, shares being repurchased by us cannot exceed 25% of the total number of our placed shares, and the purchase price for such shares cannot exceed 10% of the size of our net assets.

General Meetings of Shareholders

Our board of directors must convene and we must hold general meetings (including annual and extraordinary general meetings) in accordance with the requirements of the JSC Law. Our board of directors may call general meetings at such times as it determines. In addition, an extraordinary general meeting may be convened on the written request of a Major Shareholder.

Our board of directors cannot of its own initiative introduce any changes to the agenda or the procedure for the conduct of a general meeting convened at the request of the Major Shareholder. However, our board of directors may include additional items onto the agenda at its own discretion. Shareholders are entitled to receive not less than 30 (or, in the event of an absentee ballot voting or mixed voting procedures, 45) days’ notice of the holding of any general meeting.

The general meeting of shareholders has exclusive competence to determine certain matters, including the following:

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the introduction of amendments and supplements to, or the approval of new version of the charter and the Corporate Governance Code;
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our voluntary reorganization (including in relation to our status as a joint-stock company) or liquidation;
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any increase in the amount of our authorized shares or any change in the type of any authorized shares which have not been placed;
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the amendment of the valuation method for determining the price for the repurchase of shares by us;
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approval of the procedure, maximum number and terms of placement of the company’s shares or other securities convertible into common shares of the company without the pre-emptive rights procedure;
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the split of shares and determination of the terms of, and procedure for, such split;
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the appointment of auditors to undertake the audit of our company, the determination of the scope and the expiry dates of the powers of our board of directors, the selection of members of our board of directors and early termination of their powers, as well as the determination of the amount and payment terms of remuneration to members of our board of directors;
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approval of annual financial statements and the amount of dividends paid on shares, if any; and
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if such decision is not taken by our board of directors, decisions for us to conclude any related party transaction.

On issues related to our internal organization, a general meeting of shareholders has the right to cancel any decision made by our other management bodies.

Board of Directors

Our charter provides that our board of directors must comprise at least three persons. The exact number of members of our board of directors must be established by the resolution of the general meeting of shareholders. Under the JSC Law and in accordance with our charter, not less than 30% of the members of our board of directors must be independent directors under the criteria set out in the JSC Law. We have appointed four non-executive directors that are independent under the JSC Law, one other non-executive director and one executive director, and have established three committees of the board of directors, the audit committee, the nominating committee and the compensation, strategy and social committee, in each case comprised of independent non-executive directors.

Directors are elected by the general meeting of shareholders by way of cumulative voting (where the number of votes a shareholder has is equal to the number of fully paid shares of which it is the holder of, multiplied by the number of directors being elected at a meeting of shareholders) and a shareholder has a right to give all such votes fully for one candidate or to distribute votes among several candidates for membership of our board of directors. Candidates who receive a majority of votes cast are considered to be elected to our board of directors. If two or more candidates gain an equal number of votes then additional cumulative voting is carried out with regard to such candidates.

The quorum required for a duly convened meeting of our board of directors is 50% of the members of our board of directors.

Each member of our board of directors has one vote. The decisions of our board of directors are made by a majority of those members present at the meeting of our board of directors. In case of an equal number of votes, the vote of the chairman of our board of directors prevails.

The general meeting of shareholders has the right of early termination with respect to the powers of any or all members of our board of directors and to remove any member of our board of directors from office.

Our board of directors has exclusive competence to determine certain matters, including the following:

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the placement of shares, including the price, number and the manner of placement of such shares;
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in relation to the chairman of the management board, the appointment, the term of appointment and the dismissal ahead of the expiry of the term of appointment of such chairman of the management board;
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preliminary approval of our annual financial statements;
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the placement of the company’s shares or other securities convertible into common shares of the company without the pre-emptive rights procedure in cases set out in the JSC Law;
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the remuneration and incentive plan for the members of the management board and other officers;
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the increase of our liabilities;
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entry into any Major Transaction (as defined below) and any related party transaction, except for Major Transactions in which the company acquires or alienates property with a value of 50% or more of the total book value of the company’s assets and Major Transactions which are also related party transactions that are subject to approval by the general meeting of shareholders; or
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the determination of the scope and the expiry dates of the powers of our internal audit service.

Management Board and Chairman of the Management Board

Under the JSC Law, an executive body of a company may be either sole or collegial. Our executive body, the management board, is collegial. The members of our management board and its chairman are appointed by our board of directors for a term established thereby. The management board runs our day-to-day operations. The management board is entitled to make decisions on any matters relating to our activity that are not, under the JSC Law, other legislative acts of Kazakhstan or the charter, within the competence of our other bodies or officers. The management board must carry out decisions of the general meeting of shareholders and board of directors.

The chairman of the management board is entitled to, among other things, hire personnel and represent us before third parties and arrange for the performance of actions contemplated by resolutions of our general meeting of shareholders and board of directors. The chairman of the management board is entitled to enter on behalf of the Company into the following transactions subject to preliminary approval of our board of directors:

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any transaction or linked transactions in respect of disposal, pledge or other lien or granting any rights with respect to the securities held by us;
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any transaction or linked transactions in respect to borrowing or lending by us irrespective of a loan amount; and
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granting to our employees any option rights in respect of our securities.

Remuneration of Directors

The remuneration of members of our board of directors is determined by the general meeting of shareholders.

Disclosure of Interests in Shares

A list of shareholders that have the right to participate in a meeting of shareholders and vote at the meeting will be prepared by the Central Depository on the basis of information recorded in the register of our shareholders. However, any shareholder holding shares through a nominee and whose identity is not disclosed to the Central Depository is not entitled to vote at a meeting of shareholders. Holders of ADSs will be able to exercise their voting rights in accordance with and subject to their limitations (see “Description of American Depositary Shares” below).

In addition, any person acquiring 10% or more of our voting shares, or otherwise falling within the definition of an affiliate as provided for in Article 64 of the JSC Law, is considered our affiliate and must disclose to us its identity and information about its affiliated persons. Information about the identity of such person and its affiliates is not confidential.

Related Party Transactions

Under the JSC Law, a related party transaction is a transaction in which an affiliate of the company either is a party to such transaction or participates in the transaction as a representative or an intermediary, or an affiliate of the company is an affiliate of the legal entity which either is a party to such transaction or participates in the transaction as a representative or an intermediary. The JSC Law excludes certain types of transactions from the definition of a related party transaction (such as, for instance, an acquisition of the company’s shares or other securities by its shareholder or a repurchase by the company of the placed shares of the company).

Under the JSC Law, related party transactions must be approved by a majority of disinterested members of the board of directors or, if all members of the board of directors are interested, by the resolution of a general meeting of shareholders made by the majority of disinterested shareholders; or a majority of the total number of voting shares of the company if all members of the board of directors and all shareholders are interested or there are not enough votes of disinterested directors.

A member of our board of directors cannot participate in voting on any related party transaction proposed to be entered into by us if:

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such director is a party to the transaction or participates in the transaction as a representative or intermediary; or
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such director is an affiliate of a legal entity that is a party to the transaction or such legal entity participates in the transaction as a representative or intermediary.

Under our charter, it is necessary to have at least one vote of a member of the board of directors disinterested in the transaction. If the number of members of our board of directors is three and two out of the three have an interest in the related party transaction, such related party transaction may be approved by the resolution of the board of directors taken by at least one vote of a disinterested member of the board of directors.

Major Transactions

Under the JSC Law, a transaction or a series of inter-related transactions, as a result of which a company acquires or alienates (or will acquire or alienate) property with a value of 25% or more of the total book value of a company’s assets, buys its placed securities or sells the securities bought by the company in an amount of 25% or more of the total number of placed securities of the same type, or any another transaction recognized as such in a company’s charter, constitutes a “Major Transaction.”

Under the JSC Law, Major Transactions must be approved by the board of directors. In the event the company enters into a Major Transaction, in which the company acquires or alienates (may be acquired or alienated) property the value of which equals 50% or more of the total book value of the company’s assets (as of the date of adoption of the resolution on entering into such transaction), such transaction must be approved by the general meeting of shareholders.

The resolution on entering into a Major Transaction that is also a related party transaction must be approved by the general meeting of shareholders by a majority of votes of the total number of outstanding voting shares in the company.

Provisions Relevant to Takeovers

Mandatory Offers

Under the JSC Law, a person who, acting either alone or jointly with its affiliated persons, acquires:

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30% or more of the voting shares of the company; or
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voting shares of the company that results in such person alone or jointly with its affiliated persons holding 30% or more of the voting shares of the company, is required to make an offer (the “Mandatory Offer”) to the remaining shareholders to purchase their voting shares at the highest price of the following:

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in respect of shares listed on a stock exchange operating in Kazakhstan and included in the representative list, the weighted average price on the stock exchange determined for the six months preceding the date on which the acquirer became the owner of 30% or more of the voting shares of the company, or the purchase price in the transaction resulting in the acquisition of 30% or more of the voting shares of the company; or
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in relation to shares not listed on a stock exchange operating in Kazakhstan and included in the representative list, the market price determined by the appraiser or the purchase price in the transaction resulting in the acquisition of 30% or more of the voting shares of the company.

Any failure by the acquirer to make such an offer would result in the acquirer being obligated to reduce its shareholding to not more than 29%. Under the Entrepreneurship Code of the Republic of Kazakhstan No. 375-V dated October 29, 2015, any person, acting either alone or jointly with its affiliates, must obtain prior consent from the Agency for Protection and Development of Competition of the Republic of Kazakhstan prior to acquiring more than 50%.

Squeeze-out Rules

Under the JSC Law, a person who, acting either solely or jointly with its affiliated persons, acquires:

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95% or more of the voting shares of the company, or
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other number of voting shares in aggregate constituting not less than 10% of the voting shares of the company, as a result of which this person acquired, independently or jointly with its affiliates, 95% or more of the voting shares of the company, has the right to purchase the other voting shares from the other shareholders of the company (the “Squeeze-Out”). The offer price for such shares must be the highest of the following:

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in respect of shares listed on a stock exchange operating in Kazakhstan and included in the representative list, the weighted average price on the stock exchange determined for the six months preceding the date on which the acquirer became the owner of 95% or more of the voting shares of the company, or the purchase price under the transaction resulting in the acquisition of 95% or more of the voting shares of the company; or
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in relation to shares not listed on a stock exchange operating in Kazakhstan and included in the representative list, the market price determined by the appraiser, or the purchase price under the transaction resulting in the acquisition of 95% or more of the voting shares of the company.

The remaining shareholders are obligated to sell their voting shares within 60 calendar days after the date of publication of the request on the internet resource of the depository of financial statements. Remaining shareholders are prohibited from entering into any other transactions with the company’s voting shares (except for transactions on termination of the pledge of, trust management over, or arrest of the said shares) within such 60-day period.

The requirements of the JSC Law regarding the Mandatory Offer do not apply to an acquirer who exercises their right to initiate a Squeeze-Out.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of our ADSs. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the deposit agreement and form of American Depository Receipt, copies of which are filed with the SEC and incorporated by reference as Exhibits 2.2 and 2.3 to our annual report on Form 20-F.

American Depositary Shares

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represent one share (or a right to receive one share) deposited with Kaspi Bank JSC, as custodian for the depositary in Kazakhstan. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or other financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Kazakhstan law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10. Additional Information—E. Taxation—Material Tax Considerations” of the annual report on Form 20-F. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights on behalf of ADS holders and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so under any applicable law, including the laws of Kazakhstan. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

Subject to providing identity and other information as to the beneficial ownership of the ADSs, to the depositary, and subject to the depositary’s provision of such information to JSC “Kazakhstan Central Depositary,” and, if requested by ARDFM, to the ARDFM, as required under Kazakhstan law and compliance with the applicable provisions of Kazakhstan law and our charter or similar documents, ADS holders may instruct the depositary how to vote on their behalf the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote and include a statement as to the manner in which the relevant identity information may be given to the depositary and a number of placed (outstanding) common shares and preference shares, that carry voting rights under Kazakhstan law and will be Voting Shares (as defined below) if suitable identity information is provided by us that ADS holders may rely on in making the representation required below. For instructions to be valid, they must reach the depositary by a date set by the depositary and be accompanied by the relevant identity information. The depositary will try, as far as practical, subject to the laws of Kazakhstan and the provisions of our charter or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders, to the extent those instructions (i) include the names and addresses of the beneficial owners of the relevant ADSs, (ii) contain statements that (x) those beneficial owners are not, and do not have direct or indirect shareholders or participants that are, legal entities registered under the laws of an Offshore Jurisdiction and (y) if, based solely on the number of potential Voting Shares provided by us, those beneficial owners are Major Participants or Bank Holdings, that those beneficial owners have received the approval of the ARDFM to exercise voting rights and (iii) meet any other relevant requirement imposed by a relevant authority in Kazakhstan. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, subject to satisfying the conditions described above, but it is not required to do so. For the purposes of this paragraph, (i) “Major Participant” means an individual or a legal entity (except for, among others, the state of Kazakhstan, the national managing holding, an organization specializing in improving the quality of credit portfolios of second-tier banks and subsidiaries of the NBK), which, directly or indirectly (whether independently or jointly with another person), in accordance with the relevant approval of the ARDFM, (a) owns 10% or more of the Voting Shares of a Bank (excluding preferred shares and shares redeemed by such Bank), (b) has the power to vote 10% or more of a Bank’s Voting Shares or (c) has the ability to influence the decisions taken by a Bank by virtue of an agreement or otherwise, (ii) “Bank Holding” means a legal entity (except for, among others, the state of Kazakhstan, the national managing holding, an organization specializing in improving the quality of credit portfolios of second- tier banks and subsidiaries of the NBK), which, directly or indirectly (whether independently or jointly with another person), in accordance with the relevant approval of the ARDFM, (a) owns 25% or more of the Voting Shares of a Bank (excluding preferred shares and shares redeemed by such Bank), (b) has the power to vote 25% or more of a Bank’s Voting Shares or (c) has the ability to determine the decisions taken by a Bank by virtue of an agreement or otherwise, (iii) “Bank” means any second-tier bank incorporated in Kazakhstan from time to time, (iv) “Offshore Jurisdiction” means the Principality of Andorra; State of Antigua and Barbuda; Commonwealth of the Bahamas; Barbados State; State of Belize; State of Brunei Darussalam; Republic of Vanuatu; Republic of Guatemala; State of Grenada; Republic of Djibouti; Dominican Republic; the Canary Islands (Spain); Macau Special Administrative Region (People’s Republic of China); Federal Islamic Republic of Comoros; Republic of Costa Rica; Labuan enclave (Malaysia); Republic of Liberia; Madeira Islands (Portugal); Republic of Maldives; Republic of Malta; Republic of Marshall Islands; Union of Myanmar; Republic of Nauru; Aruba and the dependent territories of the Antilles (Netherlands); Federal Republic of Nigeria; Cook Islands and Niue (New Zealand); Republic of Palau; Republic of Panama; Independent State of Samoa; Republic of Seychelles; State of Saint Vincent and the Grenadines; Federation of Saint Kitts and Nevis; State of Saint Lucia; Anguilla Islands, Bermuda, British Virgin Islands, Gibraltar, Cayman Islands, Montserrat Island, Turks and Caicos Islands, the Channel Islands of Sark and Alderney, South Georgia Island, South Sandwich Islands and Chagos Island (United Kingdom); U.S. Virgin Islands, Wyoming, Guam and the Commonwealth of Puerto Rico (United States); Kingdom of Tonga; Republic of the Philippines; Republic of Montenegro; Democratic Republic of Sri Lanka; United Republic of Tanzania; Commonwealth of Dominica; Cooperative Republic of Guyana; Lebanese Republic; Islamic Republic of Mauritania; Mariana Islands; City of Tangier (Kingdom of Morocco); Republic of Suriname; Republic of Trinidad and Tobago; Sovereign Democratic Republic of Fiji; Kerguelen Islands, French Guiana and French Polynesia (France); and Jamaica, as such list may be amended by the ARDFM from time to time and (v) “Voting Shares” means the number of placed (outstanding) common shares and preference shares, that carry voting rights under Kazakhstan law and for which suitable Identity Information has been provided, if required by law.

A holder of our shares that votes at a shareholders’ meeting will have a larger percentage of Voting Shares with respect to that meeting than the percentage of outstanding shares it holds if other shareholders do not provide identity Information with respect to that meeting. As a result, a beneficial owner of ADSs that intends to give voting instructions will not be able to determine in advance of the shareholders’ meeting what percentage of Voting Shares it will be deemed to be voting at that meeting or whether it might be treated as a Bank Holding or Major Participant with respect to that meeting. Even if ADS holders comply with all the requirements for voting that are described here, we may block the depositary’s votes from being cast if we reasonably believe that the beneficial owner of ADSs is not entitled to exercise voting rights under our charter or applicable Kazakhstan law. The depositary shall have no responsibility to examine or verify any information provided by ADS holders in connection with their voting instructions and shall have no liability if that information is not correct or if we block the depositary’s votes from being cast.

Notwithstanding the second preceding paragraph, the depositary will not be required to endeavor to vote any deposited shares unless the depositary has received a favorable legal opinion from our counsel as specified in the deposit agreement.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting sufficiently in advance to withdraw the shares or you may be restricted from withdrawing and holding the shares if you are an entity registered in an Offshore Jurisdiction. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities for and on behalf of ADS holders as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless,

the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•
120 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•
we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;
•
the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;
•
we appear to be insolvent or enter insolvency proceedings;
•
all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•
there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•
there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;
•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;
•
are not liable if we or it exercises discretion permitted under the deposit agreement;
•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•
have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
•
may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
•
are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•
the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•
satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•
compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•
when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;
•
when you owe money to pay fees, taxes and similar charges; or

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement. Kazakhstan law provides that legal entities registered in certain jurisdictions may not own, use or dispose of voting shares in a Kazakhstan bank, such as Kaspi Bank. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Legal and Regulatory Framework—Kazakhstan law prohibits or restricts the ability of legal entities registered in certain jurisdictions, including the U.S. Virgin Islands, Wyoming, Guam and the Commonwealth of Puerto Rico, to own our common shares or exercise voting rights in respect of the ADSs.”

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the American Arbitration Association, including any U.S. federal securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us or the depositary the right to require any ADS holder to submit to arbitration, whether in respect to a claim against us or otherwise.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.